Exhibit 6

FOR IMMEDIATE RELEASE

DRD WELCOMES EMPEROR’S RECOMMENDATION OF FINAL OFFER

Johannesburg, South Africa. 10 June 2004. Durban Roodepoort Deep, Limited (JSE: DUR; NASDAQ: DROOY; ASX:DRD) Chief Executive Officer Ian Murray has welcomed a decision by a majority of the independent directors of the Emperor Mines Limited board to recommend to shareholders that they accept DRD’s final, revised offer for the company.

DRD announced that it will increase its bid for Emperor to five DRD shares for every 22 Emperor shares it does not already own.

The agreed offer represents an increase of 14% over DRD’s previous offer.  DRD’s previous offer represented a 32% premium over the price at which Emperor was trading prior to the announcement of the offer on 8 March 2004.

“We believe our original offer was fair based on Emperor’s share price tracking the offer since the bid was launched. This new offer reflects our strong intention to proceed with the full takeover and add value to the Vatukoula Gold Mine in Fiji,” Murray said.

DRD has decided to waive all but one of the conditions to the offer.  The remaining minimum acceptance condition of 90% will be waived and the offer will become fully unconditional upon DRD becoming entitled to at least 50.1% of the total Emperor shares on issue.

DRD has also decided to:

•                  shorten the time for payment of the offer consideration to accepting shareholders to within seven days after its offer becomes unconditional, or after acceptance of the offer, whichever is the latter; and

•                  extend the offer period so that it will expire at 7pm (Sydney time) on Wednesday, 14 July 2004, unless extended in accordance with the Corporations Act.

The documentation concerning these changes will be sent to Emperor shareholders shortly.

Queries:

In relation to the merger:

DRD	CIBC World Markets
Ian Murray	(financial advisor)
Chief Executive Officer	Neil Johnson
O424 244 195 (within Australia) or	Managing Director
+27 82 441 4090 (from within Sth Africa and overseas)	CIBC World Markets
+61 2 9275 1301 (office)
+61 419 924 784 (mobile)

South Africa	Australasia

Investor and Media Relations	Investor and Media Relations
Ilja Graulich, Durban Roodepoort Deep, Limited	Paul Downie, Porter Novelli
+27 11 381 7826 (office)	+61 893 861 233 (office)
+27 83 604 0820 (mobile)	+61 414 947 129 (mobile)

James Duncan, Russell & Associates
+27 11 880 3924 (office)
+27 82 892 8052 (mobile)

North America	United Kingdom/Europe

Investor Relations	Investor and Media Relations

Susan Borinelli, Breakstone & Ruth International

Phil Dexter, St James’s Corporate Services

+1 646-536-7018 (office)	+44 20 7499 3916 (office)
+1 917-570-8421 (mobile)	+44 779 863 4398 (mobile)

Media Relations

Jessica Anderson, Breakstone & Ruth International

+1 646-536-7002 (office)
+1 347-423-5859 (mobile)

DRD is the world’s 9th largest gold producer, with mines in South Africa as well as Australasia, a key target for growth.  The company has a track record of success in extending the lives of older mines safely and profitably.  For fiscal year 2003, DRD produced 870 000 ounces of gold, up from under 100 000 ounces a year in 1997, when current operations were amalgamated.

DRD has primary listings on the Johannesburg (JSE:DRD) and Australian (ASX:DRD) stock exchanges and secondary listings on NASDAQ (DROOY), the London Stock Exchange and the Paris and Brussels Bourses.  Its shares are also traded on the regulated unofficial market of the Frankfurt Stock Exchange and the Berlin OTC Market.

For more information, please visit www.drd.co.za or www.durbans.com

DRD’s shares have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

The offer described in DRD’s Bidder’s Statement dispatched on 13 April 2004 is made for the securities of an Australian company.  The offer is subject to disclosure requirements in Australia that are different from those of the United States.  Certain financial statements included in the Bidder’s Statement have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies.  It may be difficult for Emperor’s shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States.  Emperor’s shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws.  It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. court’s judgment.  You should be aware that DRD may purchase securities otherwise than under the offer in DRD’s Bidder’s Statement, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.